Exhibit 99.1

URBAN OUTFITTERS, INC.

Third Quarter Results

Philadelphia, PA – November 16, 2015

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q3 Sales

PHILADELPHIA, PA, November 16, 2015 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands, today announced net income of $52 million and $152 million for the three and nine months ended October 31, 2015, respectively. Earnings per diluted share were $0.42 and $1.18 for the three and nine months ended October 31, 2015, respectively.

Total Company net sales for the third quarter of fiscal 2016 increased 1% over the same quarter last year to a record $825 million. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, increased 1%. Comparable Retail segment net sales increased 3% at Free People and 1% at Urban Outfitters, while the Anthropologie Group was flat. Wholesale segment net sales declined 5% due to shipment delays at our new distribution facility in Gap, Pennsylvania.

“I am pleased we delivered sales, margin and profit growth in the third quarter despite weaker customer traffic,” said Richard A. Hayne, Chief Executive Officer. “I believe the strong customer response to expanded category offerings at each brand bodes well for our future growth,” finished Mr. Hayne.

Net sales by brand and segment for the three and nine month periods were as follows:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Net sales by brand
Urban Outfitters	$339,616	$340,413	$977,498	$946,701
Anthropologie Group[1]	341,112	332,872	1,023,160	987,171
Free People	144,530	141,185	431,070	378,161

Total Company	$825,258	$814,470	$2,431,728	$2,312,033

Net sales by segment
Retail Segment	$765,525	$751,451	$2,246,274	$2,143,997
Wholesale Segment	59,733	63,019	185,454	168,036

Total Company	$825,258	$814,470	$2,431,728	$2,312,033

[1]	Anthropologie Group consists of the Anthropologie, Bhldn and Terrain brands

For the three months ended October 31, 2015, the gross profit rate increased by 11 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily driven by almost 150 basis points of improvement in the Company’s maintained margin due to significant improvement in the Urban Outfitters brand markdown rate which was partially offset by lower maintained margins in the Anthropologie Group and Free People retail segments. The Company’s maintained margin improvement was partially offset by approximately 100 basis points of deleverage in delivery and fulfillment center expenses primarily related to the ongoing transition of our South Carolina fulfillment center to Gap, Pennsylvania, and increased direct-to-consumer sales penetration. This was further offset by the impact of currency translation for the quarter. For the nine months ended October 31, 2015, the gross profit rate declined by 63 basis points versus the prior year’s comparable period. The decline in gross profit rate was primarily driven by higher delivery and fulfillment center expenses largely related to the increase in direct-to-consumer sales penetration as well as incremental costs associated with the Gap, Pennsylvania, fulfillment center transition.

As of October 31, 2015, total inventories decreased by $26 million, or 5%, on a year-over-year basis. The decrease in total inventories is primarily related to the decline in comparable Retail segment inventories, which decreased 9% at cost.

For the three months ended October 31, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, decreased by 23 basis points compared to the prior year’s comparable period. The decrease was due to lower incentive based and share-based compensation expense, as well as foreign currency translation, which were partially offset by an increase in technology related expenses used to support our direct-to-consumer channel investments. For the nine months ended October 31, 2015, selling, general and administrative expenses, expressed as a percentage of net sales, were flat compared to the prior year’s comparable period.

The Company’s effective tax rate for the third quarter of fiscal 2016 was 35.3% compared to 37.8% in the prior year’s comparable period. The lower quarterly tax rate is primarily due to a federal rehabilitation credit received in the current quarter, which was partially offset by valuation allowances on certain net operating losses.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired a total of 8.4 million common shares for approximately $282.7 million during the nine months ended October 31, 2015.

On May 27, 2014, the Company’s Board of Directors authorized the repurchase of 10 million common shares under a share repurchase program. During the nine months ended October 31, 2015, the Company repurchased and subsequently retired 2.3 million shares at a total cost of $82.8 million, which completed this authorization. The Company repurchased and subsequently retired 7.7 million common shares at a total cost of $258.2 million during fiscal 2015.

On July 1, 2015, the Company entered into a five-year $400 million asset-based revolving credit facility with a group of lenders, with JPMorgan Chase Bank N.A. as administrative agent. The new credit facility replaced the Company’s existing $175 million line of credit facility with Wells Fargo Bank, National Association, which was set to expire in March 2019, and is secured by the Company’s eligible inventory and accounts receivable. As of October 31, 2015, borrowings under the new revolving credit facility totaled approximately $115 million. All borrowings under the revolving credit facilities were used to fund the repurchase of common shares of the Company.

During the nine months ended October 31, 2015, the Company opened a total of 23 new stores including: 11 Free People stores, 8 Anthropologie Group stores and 4 Urban Outfitters stores. The Company closed three stores during the nine months ended October 31, 2015, two Urban Outfitters stores and one Free People store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 240 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 214 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 112 Free People stores in the United States and Canada, catalogs and websites; and Free People wholesale, which sells its product to approximately 1,600 specialty stores and select department stores worldwide; as of October 31, 2015.

A conference call will be held today to discuss third quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/74gcm9i4/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014

Net sales	$825,258	$814,470	$2,431,728	$2,312,033
Cost of sales	537,070	530,946	1,579,014	1,486,740

Gross profit	288,188	283,524	852,714	825,293
Selling, general and administrative expenses	207,863	207,059	615,584	583,890

Income from operations	80,325	76,465	237,130	241,403
Other income (expense), net	63	(693)	(2,654)	(1,560)

Income before income taxes	80,388	75,772	234,476	239,843
Income tax expense	28,394	28,629	82,865	87,713

Net income	$51,994	$47,143	$151,611	$152,130

Net income per common share:
Basic	$0.42	$0.35	$1.19	$1.10

Diluted	$0.42	$0.35	$1.18	$1.09

Weighted average common shares and common share equivalents outstanding:
Basic	123,442,931	134,267,259	127,478,092	138,201,670

Diluted	123,725,581	135,948,454	128,506,955	139,946,843

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	65.1%	65.2%	64.9%	64.3%

Gross profit	34.9%	34.8%	35.1%	35.7%
Selling, general and administrative expenses	25.2%	25.4%	25.3%	25.3%

Income from operations	9.7%	9.4%	9.8%	10.4%
Other income (expense), net	0.0%	(0.1%)	(0.2%)	0.0%

Income before income taxes	9.7%	9.3%	9.6%	10.4%
Income tax expense	3.4%	3.5%	3.4%	3.8%

Net income	6.3%	5.8%	6.2%	6.6%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	October 31, 2015	January 31, 2015	October 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$149,597	$154,558	$128,191
Marketable securities	69,545	104,246	115,005
Accounts receivable, net of allowance for doubtful accounts of $675, $850 and $1,004, respectively	68,332	70,458	70,803
Inventories	441,550	358,237	467,097
Prepaid expenses, deferred taxes and other current assets	118,202	121,618	116,969

Total current assets	847,226	809,117	898,065

Property and equipment, net	891,871	889,232	886,810
Marketable securities	54,138	104,448	114,600
Deferred income taxes and other assets	83,300	85,944	89,290

Total Assets	$1,876,535	$1,888,741	$1,988,765

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190,542	$156,090	$218,251
Accrued expenses, accrued compensation and other current liabilities	187,345	197,650	190,819

Total current liabilities	377,887	353,740	409,070
Long-term debt	115,000	—	—
Deferred rent and other liabilities	211,979	207,032	201,712

Total Liabilities	704,866	560,772	610,782

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 121,545,740, 130,502,864 and 130,502,864 issued and outstanding respectively	12	13	13
Additional paid-in-capital	—	—	3,870
Retained earnings	1,184,308	1,343,383	1,380,801
Accumulated other comprehensive loss	(12,651)	(15,427)	(6,701)

Total Shareholders’ Equity	1,171,669	1,327,969	1,377,983

Total Liabilities and Shareholders’ Equity	$1,876,535	$1,888,741	$1,988,765